Filed Pursuant to Rule 433

Registration No. 333-228141

Final Term Sheet

Medium-Term Notes, Series P – Fixed Rate

August 8, 2019

PACCAR Financial Corp.

Medium-Term Notes, Series P – Fixed Rate

CUSIP # 69371RQ25

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐ BNP Paribas Securities Corp.
☐ Citigroup Global Markets Inc.
☐ J.P. Morgan Securities LLC
☐ Merrill Lynch, Pierce, Fenner & Smith Incorporated
☒ MUFG Securities Americas Inc.
☒ RBC Capital Markets, LLC
☒ U.S. Bancorp Investments, Inc.
☒ Other: Wells Fargo Securities, LLC
Mizuho Securities USA LLC
The Williams Capital Group, L.P.
Loop Capital Markets LLC

acting as ☒ principal ☐ agent

at: ☐  varying prices related to prevailing market prices at the time of resale

     ☒  a fixed initial public offering price of 99.779% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: August 15, 2019 (T+5)

Agent’s Discount or Commission: 0.350%	Final Maturity Date: August 15, 2024

Net Proceeds to Company: $298,287,000	Interest Payment Dates: Semi-annually on each February 15 and August 15, commencing February 15, 2020 Record Dates: February 1 and August 1 preceding the applicable Interest Payment Date
Treasury Benchmark: 1.750% due July 31, 2024 Treasury Yield: 1.527% Reoffer Spread: T+67 bps Reoffer Yield: 2.197% Interest Rate: 2.150% per annum

Redemption:

☒  The Notes may not be redeemed prior to the Maturity Date.

☐  The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:         %

Annual Redemption Percentage Reduction:         % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒  The Notes may not be repaid prior to the Maturity Date.

☐  The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

      Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations:	(Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent:	(Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  ☐

Issue Price:         %

Form: ☒  Book-Entry    ☐  Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
MUFG Securities Americas Inc.	Bookrunner	$63,000,000
RBC Capital Markets, LLC	Bookrunner	$63,000,000
U.S. Bancorp Investments, Inc.	Bookrunner	$63,000,000
Wells Fargo Securities, LLC	Bookrunner	$63,000,000
Mizuho Securities USA LLC	Co-Manager	$12,000,000
The Williams Capital Group, L.P.	Co-Manager	$24,000,000
Loop Capital Markets LLC	Co-Manager	$12,000,000
Total		$300,000,000

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Other Provisions: N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, MUFG Securities Americas Inc., RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting MUFG Securities Americas Inc., toll-free at 1-877-649-6848, RBC Capital Markets, LLC, toll-free at 1-866-375-6829, U.S. Bancorp Investments, Inc., toll-free at 1-877-558-2607, or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.